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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) January 28, 2004


                        STANLEY FURNITURE COMPANY, INC.
             (Exact name of registrant as specified in its charter)


     Delaware                        0-14938                   54-1272589
     --------                        -------                   ----------
(State or other                   (Commission                (IRS Employer
  jurisdiction of                  File Number)           Identification No.)
  incorporation)


1641 Fairystone Park Highway, Stanleytown, Virginia              24168
---------------------------------------------------              -----
         (Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code: (276) 627-2000
                                                    --------------



-----------------------------------------------------------------------------
     (Former name or former address, if changed since last report.)

ITEM 12. Results of Operations and Financial Condition


         On January 28, 2004, the Registrant issued a press release announcing fourth quarter and total year 2003 operating results. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

















SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         STANLEY FURNITURE COMPANY, INC.

   January 28, 2004                          By: /s/Jeffrey R. Scheffer
   ----------------                          ------------------------------
        Date                                    Jeffrey R. Scheffer
                                                President and Chief Executive
                                                Officer

                                  Exhibit 99.1


FOR IMMEDIATE RELEASE:                  CONTACT:  DOUGLAS I. PAYNE
January 28, 2004                        Executive Vice President - Finance and
                                        Administration
                                        (276) 627-2157
                                        e-mail: dpayne@stanleyfurniture.com

                                        ANITA W. WIMMER
                                        Treasurer
                                        (276) 627-2446
                                        e-mail: awimmer@stanleyfurniture.com


                           STANLEY FURNITURE ANNOUNCES
                          FOURTH QUARTER AND TOTAL YEAR
                             2003 OPERATING RESULTS

Record Fourth Quarter Sales; Company Doubles Quarterly Cash Dividend

STANLEYTOWN, VA, January 28, 2004/PRNewswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NNM: STLY) today reported higher sales and earnings for the fourth quarter and year ended December 31, 2003. The Company also announced today that its Board of Directors doubled the amount of its quarterly cash dividend to stockholders.

Net sales of $72.7 million increased 14.9% from the fourth quarter of last year setting a new sales record from any previous quarter in the Company's history. This was also the seventh consecutive quarter of sales growth over the comparable prior year quarter. Earnings per share grew 18.6% to $.70 compared to $.59 in the fourth quarter of 2002.

Sales and operating income slightly exceeded the high end of management's previous guidance for the quarter. Earnings per share exceeded the guidance range due to the higher operating income and a lower effective tax rate.

Net sales of $260.6 million for total year 2003 increased 8.8% from the prior year. Earnings per share improved 26.5% to $2.34 in 2003 compared to $1.85 in 2002. Earnings in 2002 included restructuring and related charges of $.34 per share.

Operating income for 2003 improved to $26.2 million, or 10.1% of net sales, from $22.4 million, or 9.3% of net sales, for the prior year. Prior year operating income included restructuring and related charges of $3.5 million. In 2003 increased sales, savings from the Company's offshore sourcing initiatives and downsizing of domestic operations offset the transition and start up costs from increased global sourcing including lower production levels at the Company's domestic factories, increases in certain marketing and product development costs and other inflationary costs.

Cash on hand combined with strong cash flow from operations for 2003 were used to repurchase $14.8 million of the Company's common stock, reduce debt $6.9 million and pay cash dividends of $1.3 million. Approximately $10.2 million remains authorized by the Company's Board of Directors to repurchase shares of the Company's common stock. Total debt outstanding was $22.7 million and cash on hand was $2.5 million at December 31, 2003.

Increase in Cash Dividend

The Company announced today that its Board of Directors approved a 100% increase in its quarterly dividend to ten cents per share payable on March 1, 2004, to shareholders of record on February 13, 2004. "Doubling the amount of the cash dividend further demonstrates the Board's confidence in the Company's strategy, growth opportunities and financial strength," noted Albert L. Prillaman, chairman.

Business Outlook

"We are pleased to report our seventh consecutive quarter of year-over-year sales growth," commented Jeffrey R. Scheffer, president and chief executive officer. "Business conditions continued to improve in the fourth quarter; however, we believe our sales growth continues to come primarily from market share gains. We enter 2004 with significant sales momentum as evidenced by the 15% increase in fourth quarter sales compared to the year-ago quarter.

Our focus is to create exciting designs, produce high-quality product and provide excellent service," Scheffer continued. "Best product is determined by both design and price. Blending efficient domestic manufacturing in highly focused facilities with intelligent outsourcing of certain component parts and finished goods allows us to offer a compelling value proposition. This combination gives Stanley a competitive advantage by offering higher value and well-styled product, without sacrificing our culture of high quality and fast delivery. Our market share gains in the past year provide encouraging evidence that our customers are responding favorably and that we are executing the strategy well.

Approximately 20% of 2003 sales came from sourced items, which we anticipate will level off at approximately 30% of sales in 2004. Transition costs from increased global sourcing and its associated effect on domestic capacity utilization negatively impacted 2003 operating margins. Going forward, operating margins may be tempered by capacity utilization rates which are not expected to increase in direct proportion to sales growth. We remain confident in our blended operating strategy and view this as an investment in the Company's future growth," Scheffer concluded.

Management offers the following guidance for total year 2004:

o Net sales are expected to be in the range of $276 million to $287 million, an increase of 6% to 10% over the prior year.
o Operating income is expected to be in the range of $27.6 million to $29.6 million.
o The Company's effective tax rate is expected to be in the range of 36.0% to 36.5% for 2004 compared to 36.0% in 2003.
o Earnings per share are expected to be in the range of $2.50 to $2.70 compared to $2.34 for 2003.

Management offers the following guidance for the quarter ending March 27, 2004:

o Net sales are expected to be in the range of $65.6 million to $68.0 million, an increase of 7% to 11% over the first quarter of 2003.
o Operating income is expected to be in the range of $6.6 million to $7.1 million.
o Earnings per share are expected to be in the range of $.58 to $.63 compared to $.52 in the year-ago quarter.

All earnings per share amounts are on a diluted basis.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, VA and Robbinsville and Lexington, NC. Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Thursday morning, January 29, at 10:00 a.m. Eastern Time. The call will also be web cast live and archived on the Company's web site at www.stanleyfurniture.com. The dial-in-number is (706) 679-8542. A replay will be available through February 5, 2004. The dial-in-number for the replay is (706) 645-9291 with an access code of 5078031.

Forward-Looking Statements

Certain statements made in this release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect the Company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include competition in the furniture industry including competition from lower-cost foreign manufacturers, the Company's success in implementing its blended strategy of expanded offshore sourcing and domestic manufacturing, disruptions in offshore sourcing including those arising from supply or distribution disruptions or changes in political or economic conditions affecting the countries from which the Company obtains offshore sourcing, international trade policies of the United States and countries from which the Company obtains offshore sourcing, the cyclical nature of the furniture industry, fluctuations in the price for lumber which is the most significant raw material used by the Company, fluctuations in foreign freight cost, credit exposure to customers, capital costs and general economic conditions. Future dividend payments will depend upon the financial condition, capital requirements and earnings of the Company, as well as other factors that the Board of Directors may deem relevant. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.



                                  TABLES FOLLOW




                         STANLEY FURNITURE COMPANY, INC.
                         Consolidated Operating Results
                      (in thousands, except per share data)
                                   (unaudited)

                                                     Three Months Ended        Twelve Months Ended
                                                     Dec 31,     Dec 31,       Dec 31,      Dec 31,
                                                      2003        2002          2003         2002
                                                    -------      -------      --------     --------

Net sales .......................................   $72,707      $63,305      $260,641     $239,485

Cost of sales ...................................    55,682       47,618       198,788      180,905
Restructuring and related charges (1) ...........                                             3,548
                                                    -------      -------      --------     --------
    Gross profit ................................    17,025       15,687        61,853       55,032

Selling, general and administrative expenses ....     9,554        8,872        35,637       32,671
                                                    -------      -------      --------     --------

  Operating income ..............................     7,471        6,815        26,216       22,361

Other income, net ...............................       (53)         (52)         (203)        (219)
Interest expense ................................       679          743         2,748        3,090
                                                    -------      -------      --------     --------
  Income  before income taxes ...................     6,845        6,124        23,671       19,490

Income taxes ....................................     2,413        2,174         8,521        6,919
                                                    -------      -------      --------     --------
  Net income ....................................   $ 4,432      $ 3,950      $ 15,150     $ 12,571
                                                    =======      =======      ========     ========

Diluted earnings per share ......................   $  0.70      $  0.59      $   2.34     $   1.85
                                                    =======      =======      ========     ========

Weighted average number of shares ...............     6,322        6,661         6,462        6,782
                                                    =======      =======      ========     ========

Operating income:
    Before restructuring and related charges ....   $ 7,471      $ 6,815      $ 26,216     $ 25,909
    Restructuring and related charges (1) .......                                             3,548
                                                    -------      -------      --------     --------
      Reported operating income .................   $ 7,471      $ 6,815      $ 26,216     $ 22,361
                                                    =======      =======      ========     ========

Net income:
    Before restructuring and related charges ....   $ 4,432      $ 3,950      $ 15,150     $ 14,859
    Restructuring and related charges (1) .......                                             2,288
                                                    -------      -------      --------     --------
      Reported net income .......................   $ 4,432      $ 3,950      $ 15,150     $ 12,571
                                                    =======      =======      ========     ========

  (1)2002 amounts represent net restructuring and related charges for realignment of the Company's manufacturing facilities. Management believes that providing financial measures before restructuring and related charges provides useful information on underlying business trends and operations in order to allow investors to more easily compae and evaluate the Company's financial performance relative to prior periods and industry comparables.





                         STANLEY FURNITURE COMPANY, INC.
                      Consolidated Condensed Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                                           Dec 31,    Dec 31,
                                                            2003       2002
                                                          --------   ---------

Assets
Current assets:
     Cash .............................................   $  2,509   $  9,227
     Accounts receivable, net .........................     30,120     27,832
     Inventories ......................................     54,638     54,158
     Prepaid expenses and other current assets ........      2,855      1,311
     Deferred income taxes ............................      2,855      2,876
                                                          --------   --------

         Total current assets .........................     92,977     95,404

Property, plant, and equipment, net ...................     55,154     59,539
Goodwill ..............................................      9,072      9,072
Other assets ..........................................      7,000      8,470
                                                          --------   --------

         Total assets .................................   $164,203   $172,485
                                                          ========   ========

Liabilities and Stockholders' Equity
Current liabilities:
     Current maturities of long-term debt .............   $  7,014   $  6,914
     Accounts payable .................................     10,595     13,386
     Accrued expenses .................................     10,913     12,160
                                                          --------   --------

         Total current liabilities ....................     28,522     32,460

Long-term debt ........................................     15,686     22,700
Deferred income taxes .................................     12,560     13,084
Other long-term liabilities ...........................      4,877      4,554

Stockholders' equity ..................................    102,558     99,687
                                                          --------   --------

         Total liabilities and stockholders' equity ...   $164,203   $172,485
                                                          ========   ========



                         STANLEY FURNITURE COMPANY, INC.
                 Consolidated Condensed Statements of Cash Flows
                                 (in thousands)
                                   (unaudited)

                                                            Twelve Months Ended
                                                             Dec 31,      Dec 31,
                                                              2003         2002
                                                           ----------    ---------
Cash flows from operating activities:
  Cash received from customers ..........................   $ 258,589    $ 235,017
  Cash paid to suppliers and employees ..................    (231,712)    (213,794)
  Interest paid .........................................      (2,793)      (3,155)
  Income taxes paid .....................................      (9,740)      (1,949)
                                                            ---------    ---------
    Net cash provided by operating activities ...........      14,344       16,119
                                                            ---------    ---------

Cash flows from investing activities:
  Capital expenditures ..................................      (1,243)      (1,037)
  Other .................................................        (104)         695
                                                            ---------    ---------
    Net cash (used) provided by investing activities ....      (1,347)        (342)
                                                            ---------    ---------

Cash flows from financing activities:
  Repayment of senior notes .............................      (6,914)      (6,839)
  Purchase and retirement of common stock ...............     (14,788)      (3,066)
  Dividends paid ........................................      (1,261)
  Repayment of revolving credit facility ................                     (600)
  Proceeds from insurance policy loans ..................         888          795
  Proceeds from exercise of stock options................       2,360        1,205
                                                            ---------    ---------
    Net cash used by financing activities ...............     (19,715)      (8,505)
                                                            ---------    ---------

Net (decrease) increase in cash .........................      (6,718)       7,272
Cash at beginning of period .............................       9,227        1,955
                                                            ---------    ---------

  Cash at end of period .................................   $   2,509    $   9,227
                                                            =========    =========

Reconciliation of net income to
  net cash provided by operating activities:
    Net income ..........................................   $  15,150    $  12,571

    Adjustments to reconcile net income
      to net cash used by operating activities:
      Depreciation and amortization .....................       5,783        5,938
      Restructuring Charge ..............................                    1,755
      Deferred income taxes .............................        (463)       2,110
      Loss on disposal of assets ........................           2           34
      Changes in working capital ........................      (6,403)      (6,214)
      Other assets ......................................          57           40
      Other long-term liabilities .......................         218         (115)
                                                            ---------    ---------
  Net cash provided by operating activities .............   $  14,344    $  16,119
                                                            =========    =========